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SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 20, 2002

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

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Item 5. Other Information

On February 20, 2002, Avista Corporation (Avista Corp. or the Company), the staff of the Washington Utilities and Transportation Commission (WUTC), the Public Counsel Section of the Washington Attorney General’s Office and the Industrial Customers of Northwest Utilities reached an agreement regarding the prudence and recoverability of Avista Corp.’s deferred power costs as of December 31, 2001. The settlement agreement also addresses Avista Corp.’s request for an interim rate increase of 12.4 percent. The parties have requested that the WUTC approve the settlement on or before March 15, 2002. The Company’s press release and the settlement agreement are filed as exhibits hereto.

The settlement agreement requests the WUTC to order that 90 percent (or $196 million) of deferred power supply costs incurred by the Company during the period from July 1, 2000 through December 31, 2001 were prudently incurred and recoverable in rates. If approved, this would result in the Company expensing an additional $21.8 million, or $0.30 per diluted share, in power supply costs for the year ended December 31, 2001. Previously reported earnings of Avista Corp. for the year ended December 31, 2001 would be reduced from $0.50 to $0.20 per diluted share.

Additionally, the settlement agreement requests that the collection of the 25 percent electric surcharge pursuant to the recovery of deferred power costs, approved by the WUTC and implemented in September 2001, would no longer be subject to refund. The settlement agreement also provides that, until the conclusion of the general rate case, one-fifth of the 25 percent electric surcharge to be applied against general operating costs with the remaining portion applied against the deferred power cost balance. The settlement agreement also requests the approval of a permanent 6.2 percent increase in base electric rates for Washington customers to become effective on or before March 15, 2002.

Neither the filing of any press release as an exhibit to this Current Report nor the inclusion in such press releases of a reference to the Company’s Internet address shall, under any circumstances, be deemed to incorporate the information available at such Internet address into this Current Report. The information available at the Company’s Internet address is not part of this Current Report or any other report filed by the Company with the Securities and Exchange Commission.

Item 7. Exhibits

99(a)	Press Release dated February 20, 2002.

99(b)	Settlement Agreement between Avista Corp., the Staff of the WUTC, the Public Counsel Section of the Attorney General’s Office and the Industrial Customers of Northwest Utilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: February 22, 2002	/s/ Jon E. Eliassen

Jon E. Eliassen Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)